Exhibit 5.1

DLA Piper LLP (US)

51 John F. Kennedy Parkway, Suite 120

Short Hills, New Jersey  07078

www.dlapiper.com

T: 973-520-2550

F: 973-520-2551

Attorneys Responsible for Short Hills Office:

Andrew P. Gilbert

Michael E. Helmer

May 11, 2020

Axsome Therapeutics, Inc.

200 Broadway, 3rd Floor

New York, New York 10038

Re:	Axsome Therapeutics, Inc. – Registration Statement on Form S-8

Dear Ladies and Gentlemen:

We have acted as counsel to Axsome Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the registration of 1,477,328 shares (the “Plan Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), issuable under the Axsome Therapeutics, Inc. 2015 Omnibus Incentive Compensation Plan (the “2015 Plan”), as referenced in the Registration Statement.

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Plan Shares have been duly authorized and, when and to the extent issued in accordance with the terms of the 2015 Plan and any award agreement entered into under the 2015 Plan, the Plan Shares will be validly issued, fully paid and nonassessable.

The opinion expressed herein is limited to the Delaware General Corporation Law.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

/s/ DLA Piper LLP (US)